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                                                                    Exhibit 99.3


               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

-----------------------------------------------x
ANTHONY NOBLE,                                 :
                                               :     Civil Action No.
                     Plaintiff,                :     19807
                                               :
        -against-                              :
                                               :
NCS HEALTHCARE, INC., RICHARD L. OSBORNE,      :
JON H. OUTCALT, BOAK A. SELLS, KEVIN B. SHAW,  :
                                               :
                     Defendants.               :
-----------------------------------------------x


                       SHAREHOLDER CLASS ACTION COMPLAINT
                       ----------------------------------

     Plaintiff, by his attorneys, for his complaint against defendants, alleges as follows:

                                    PARTIES
                                    -------

     1. Plaintiff Anthony Noble owns common stock of NCS Healthcare, Inc.
("NCS").

     2. Defendant NCS Healthcare, Inc. is a Delaware corporation with executive offices at 3201 Enterprise Parkway, Suite 2200, Beachwood, Ohio 44122. As of February 7, 2002, there were 18,461,599 shares of Class A stock and 5,255,210 shares of Class B stock outstanding. The Class B stock carries ten votes per share and is convertible any time into Class A stock on a one-for-one basis. The Board of Directors of NCS has three classes of Directors. The NCS certificate of incorporation sets the size of the Board at seven, but there are currently only four directors of NCS.

     3. Defendant Richard L. Osborne is a Director of NCS. Osborne beneficially owns 101,403 shares of Class B stock.

     4. Defendant Jon H. Outcalt is Chairman of the Board and a Director of NCS. Outcalt

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beneficially owns 3,476,086 shares of Class B stock.

     5. Defendant Boak A. Sells is a Director of NCS. Sells beneficially owns 92,185 shares of Class B stock.

     6. Defendant Kevin B. Shaw is President, Chief Executive Officer and Secretary and a Director of NCS. Shaw beneficially owns 1,141,134 shares of Class B stock.

     7. The foregoing individuals ("Individual Defendants") as directors of NCS owe the NCS public shareholders fiduciary duties.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

     8. Plaintiff brings this action on his own behalf and as a class action pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all NCS stockholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

     9. This action is properly maintainable as a class action.

     10. The class of stockholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable.

     11. There are questions of law and fact which are common to the Class including, INTER ALIA, the following:

          (a) whether the Individual Defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the
Class:

          (b) whether plaintiff and the other members of the Class will be damaged irreparably by defendants' failure to take action designed to inform themselves regarding the best value for the public shareholders' interest in NCS.


                                       2

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     12. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff will fairly and adequately represent the Class.

     13. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.

     14. Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

     15. On Sunday, July 28, 2002, Joel F. Gemunder, President and Chief Executive Officer of Omnicare, Inc., forwarded a letter to Defendant Outcalt communicating an offer by Omnicare to purchase NCS for $3 per share in cash and the assumption of debt. According to Omnicare, the NCS Board has refused to meet with Omnicare regarding a potential acquisition.

     16. On July 29, 2002, NCS announced that it agreed to be acquired by Genesis Health Ventures Inc., in a transaction in which NCS stock will be exchanged for Genesis stock, valuing NCS at approximately $1.60 per share. Reportedly, NCS shareholders holding approximately 65% of the voting power of NCS agreed to the Genesis transaction. On Friday, July 26, 2002, NCS stock closed at $.74 per share.

     17. On August 1, 2002, Omnicare announced its intention to commence a cash tender offer for all of the outstanding shares of common stock of NCS at $3.50 per share.

     18. The NCS Board is obligated to protect the interests of the public stockholders and to inform itself regarding the value of alternatives in order to act in the best interest of the stockholders.


                                       3

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The Board's failure to inform itself and investigate the offer by Omnicare and the agreement with Genesis in the face of the offer by Omnicare without so informing itself constitute breaches of fiduciary duties to the public stockholders. The cash offer by Omnicare, on its face, represents twice the value to the public stockholders of NCS. Further, NCS has only four directors, two of whom are executive officers.

     19. Plaintiff has no adequate remedy at law.

         WHEREFORE, plaintiff demands judgment as follows:

     A. declaring this to be a proper class action;

     B. enjoining, preliminarily and permanently, the acquisition by Genesis under the terms presently proposed pending due consideration of information regarding alternatives, including Omnicare;

     C. to the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the Class;

     D. directing that defendants account to plaintiff and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

     E. awarding to plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

     F. granting such other and further relief as the Court deems appropriate.


                                       4

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Dated: August 1, 2002                   CHIMICLES & TIKELLIS LLP

                                        /s/ Pamela S. Tikellis
                                        ----------------------------------------
                                        Pamela S. Tikellis
                                        Robert J. Kriner, Jr.
                                        One Rodney Square
                                        P.O. Box 1035
                                        Wilmington, Delaware 19899
                                        (302) 656-2500

                                        Attorneys for Plaintiff
OF COUNSEL:

WOLF, HALDENSTEIN, ADLER FREEMAN & HERZ, LLP
270 Madison Avenue
New York, NY 10016
(212) 545-4600




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